UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2012

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
 (Address of principal executive offices) (zip code)

(866)622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2012, CommerceTel Corporation (the “Company”) issued to a number of accredited investors its 10% Senior Secured Convertible Promissory Notes in the principal amount of $4,303,568 (the “New Notes”), consisting of (i) $2,612,400 of new funds and (ii) $1,691,168 principal amount plus accrued but unpaid interest outstanding under previously issued 10% Senior Secured Convertible Bridge Notes (the “Old Notes”) that were cancelled and converted into the New Notes.  The New Notes accrue interest at the rate of 10% per annum.  The entire principal amount under the New Notes (the “Principal Amount”) plus all accrued and unpaid interest is due on the earlier of (i) the date the Company completes a financing transaction for the offer and sale of shares of common stock (including securities convertible into or exercisable for its common stock), in an aggregate amount of no less than 125% of the principal amounts evidenced by the Notes (a “Qualifying Financing”), and (ii) October 15, 2012. Payments may be made in cash, or, at the option of the holder of the New Notes in securities to be issued by the Company in the Qualifying Financing at the same price paid for such securities by other investors.  The New Notes are secured by a first priority lien and security interest in all of the Company’s assets.

The Company will also issue to the holders of the New Notes on the date that is the earlier of the repayment of the New Notes or the completion of the Qualifying Financing, at their option:

•
five year warrants (the “Warrants”) to purchase that number of shares of Common Stock equal to the Principal Amount plus all accrued and unpaid interest divided by the per share purchase price of the Common stock offered and sold in the Qualifying Financing (the “Offering Price”) which Warrants shall be exercisable at the Offering Price and shall include cashless exercise provisions commencing 18 months from the date of issuance of the Warrants if there is not at that time an effective registration statement covering the shares of Common Stock exercisable upon exercise of the Warrants, or

•	that number of shares of Common Stock equal to the product arrived at by multiplying (x) the Principal Amount plus all accrued and unpaid interest divided by the Offering Price and (y) 0.33.

The Company has granted piggy-back registration rights with respect to the securities to be issued in connection with the New Notes.

The New Notes further provide that in the event of a change of control transaction, the proceeds from such transaction must be used by the Company to pay to the holders of the New Notes, pro rata based on the amount of New Notes owned by each holder, an amount equal to 1.5 times the amount of the aggregate principal amount outstanding under the New Notes, plus all accrued and unpaid interest due thereunder, plus all other fees, costs or other charges due thereunder.

The holders of the New Notes were also granted the right to appoint two designees to serve as members of the Company’s board of directors, which members will also serve as members of the Compensation Committee and the Audit Committee of the Company’s board of directors.

The Company paid $188,475 in placement agent fees in connection with the sale and issuance of the New Notes.

The Company used $186,322 from the proceeds of the sale of the New Notes to pay off existing balances under the Old Notes that were not were cancelled and converted into the New Notes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective upon the completion of the issuance of the New Notes, the Company elected Ronald Linares and Randall Smith to its board of directors.

Mr. Linares has served as Chief Financial Officer OmniComm Systems, Inc., a provider of Web-based electronic data capture and eClinical software and services that streamline the clinical research process, since April 2000.  Prior thereto, from 1996 until 1999, Mr. Linares was Chief Financial Officer of First Performance Corp., a financial consulting firm, and from 1992 to 1996, Mr. Linares served in various senior financial positions within the Kenny Rogers Roasters Company including Chief Financial Officer of Foodquest, Inc. from 1994 to 1996.  Mr. Linares received a B.S. from the University of Florida, a Masters in Public Accountancy from Barry University and a Doctorate in Business Administration from Nova Southeastern University.

Mr. Smith has been an executive officer and member of the Board of Directors of OmniComm Systems, Inc. since 1997, serving as its President and Chief Technology Officer from May 1997 until August 2000 and thereafter as its Chief Technology Officer.  From December 1995 to May 1997, Mr. Smith was Director of Operations for Global Communications Group.  Mr. Smith received a B.S. from Purdue University.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

4.1           Form of Note*

10.1           Form of Securities Purchase Agreement*

10.2           Form of Security Agreement*

10.3           Form of Registration Rights Agreement*

10.4           Form of Guaranty Agreement*

•	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

June 6, 2012	By:	/s/ Dennis Becker
Chief Executive Officer